Exhibit 23.2





May 16, 2005






MacroChem Corporation
110 Hartwell Avenue
Lexington, Massachusetts 02421-3134

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $.01 par value (the "Common Stock"), of MacroChem Corporation, a Delaware corporation (the "Company"), comprising (i) 2,731,705 shares of the Company's Common Stock (the "Issued Shares") and (ii) up to 1,415,852 shares of Common Stock issuable upon the exercise of the Warrants (plus an indeterminate number of additional shares of Common Stock as a result of antidilution provisions in the Warrants) listed below:

     A. Warrant No. 2005-1 issued to Nob Hill Capital Partners L.P. on April 19, 2005 for the purchase of up to 250,000 shares of Common Stock.

     B. Warrant No. 2005-2 issued to Iroquois Master Fund Ltd. on April 19, 2005 for the purchase of up to 200,000 shares of Common Stock.

     C. Warrant No. 2005-3 issued to Kevin Kotler on April 19, 2005 for the purchase of up to 150,000 shares of Common Stock.

     D. Warrant No. 2005-4 issued to Enable Growth Partners LP on April 19, 2005 for the purchase of up to 350,000 shares of Common Stock.

     E. Warrant No. 2005-5 issued to Enable Opportunity Partners LP on April 19, 2005 for the purchase of up to 50,000 shares of Common Stock.

     F. Warrant No. 2005-6 issued to Lansing Brown Investments, LLC on April 19, 2005 for the purchase of up to 232,288 shares of Common Stock.

     G. Warrant No. 2005-7 issued to Robert J. DeLuccia on April 19, 2005 for the purchase of up to 69,686 shares of Common Stock.

MacroChem Corporation                   -2-                         May 16, 2005

     H. Warrant No. 2005-8 issued to Eckvest Equity Inc. on April 19, 2005 for the purchase of up to 29,036 shares of Common Stock.

     I. Warrant No. 2005-9 issued to Thomas C.K. Chan on April 19, 2005 for the purchase of up to 23,228 shares of Common Stock.

     J. Warrant No. 2005-10 issued to Bernard R. Patriacca on April 19, 2005 for the purchase of up to 11,614 shares of Common Stock.

     K. Warrant No. 2004-11 issued to JMP Securities LLC on April 19, 2005 for the purchase of up to 50,000 shares of Common Stock.

The Warrants listed in paragraphs A through E above are referred to collectively herein as the "Purchaser Warrants," the Warrants listed in paragraphs F through J are referred to collectively herein as the "Management Warrants", the Warrant listed in paragraph K above is referred to herein as the "JMP Warrant," and the Purchaser Warrants, the Management Warrants and the JMP Warrant are referred to collectively herein as the "Warrants". The shares of Common Stock issuable upon exercise of the Purchaser Warrants are referred to herein as the "Purchaser Warrant Shares", the shares of Common Stock issuable upon exercise of the Management Warrants are referred to herein as the "Management Warrant Shares", and the shares of Common Stock issuable upon exercise of the JMP Warrant are referred to herein as the "JMP Warrant Shares" The Purchaser Warrant Shares, the Management Warrant Shares and the JMP Warrant Shares are referred to collectively herein as the "Warrant Shares". The Warrant Shares, together with the Issued Shares, are referred to collectively as the "Registrable Shares."

The Company originally sold the Purchaser Warrants and 2,000,000 of the Issued Shares pursuant to the Securities Purchase Agreement dated April 19, 2005, among the Company, Nob Hill Capital Partners L.P., Iroquois Master Fund Ltd., Kevin Kotler, Enable Growth Partners LP and Enable Opportunity Partners LP (collectively, the "Purchasers"). The Company originally sold the Management Warrants and the remaining 731,705 of the Issued Shares pursuant to the Securities Purchase Agreement dated April 19, 2005, among the Company, Lansing Brown Investments, LLC, Robert J. DeLuccia, Eckvest Equity Inc., Thomas C.K. Chan and Bernard R. Patriacca. The Company originally issued the JMP Warrant to as compensation for serving as the placement agent with respect to the private placement of the Issued Shares and the Purchaser Warrants to the Purchasers. We understand the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Issued Shares and Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. We have assumed that no issuance of the

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MacroChem Corporation                   -3-                         May 16, 2005

shares issuable upon exercise of the Warrants will result in the issuance by the Company of shares in excess of its authorized Common Stock and that the price received by the Company for such shares will not be less than the par value thereof.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that:

     1. The Issued Shares are duly authorized, validly issued, fully paid, and non-assessable.

     2. The Purchaser Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Purchaser Warrants and the Company has received the consideration therefor in accordance with the terms of the Purchaser Warrants, the Purchaser Warrant Shares will be validly issued, fully paid, and non-assessable.

     3. The Management Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Management Warrants and the Company has received the consideration therefor in accordance with the terms of the Management Warrants, the Management Warrant Shares will be validly issued, fully paid, and non-assessable.

     4. The JMP Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the JMP Warrant and the Company has received the consideration therefor in accordance with the terms of the JMP Warrant, the JMP Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Opinion."

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP